Exhibit 99.1

Bankrate Announces Closing of Acquisition of NextAdvisor Business

NEW YORK - June 20, 2016 – Bankrate, Inc. (NYSE: RATE) today announced that it has completed the previously announced agreement to buy the business of NextAdvisor, Inc., a leading online source of independent and in-depth research and reviews of credit cards, personal finance and internet services.  For additional details on the transaction, please refer to Bankrate’s May 5, 2016 press release.

About Bankrate, Inc.

Bankrate is a leading online publisher, aggregator, and distributor of personal finance content.  Bankrate aggregates large scale audiences of in-market consumers by providing them with proprietary, fully researched, comprehensive, independent and objective personal finance and related editorial content across multiple vertical categories including mortgages, deposits, credit cards, senior care and other categories, such as retirement, automobile loans, and taxes.  Our flagship sites Bankrate.com, CreditCards.com, and Caring.com are leading destinations in each of their respective verticals and connect our audience with financial service and senior care providers and other contextually relevant advertisers. Bankrate also develops and provides content, tools, web services and co-branded websites to over 100 online partners, including some of the most trusted and frequently visited personal finance sites such as Yahoo!, CNBC, Investopedia and MarketWatch. In addition, Bankrate licenses editorial content to leading news organizations such as The Wall Street Journal, USA Today, and The New York Times.

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For more information:

Katie Yates

VP, Corporate Communications

917-368-8677

kyates@bankrate.com